McCormick Appoints Terry Thomas to Board of Directors
HUNT VALLEY, Md., Jan. 23, 2024 - McCormick & Company, Incorporated (NYSE:MKC), a global leader in flavor, today announced that Terry Thomas, Chief Growth Officer of Flowers Foods, Inc. has been appointed to the Board of Directors of McCormick effective January 23, 2024.

Mr. Thomas has more than 30 years of domestic and global experience in the CPG industry, spanning across all channels and numerous categories. He brings a deep understanding of the retail landscape with expertise in sales and all key commercial functions. Mr. Thomas is Chief Growth Officer for Flowers Foods, one of the largest producers of packaged bakery foods in the United States with sales of nearly $5 billion. There, he is responsible for leading and managing growth strategy, product development and innovation, marketing, sales, food service, and net revenue management. As a member of the executive leadership team, he is actively involved with corporate strategy, mergers and acquisitions, and uncovering new revenue streams for the company. Prior to joining Flowers Foods in his executive role, he served on the board of directors for three years, during which time he was a member of the Audit and Finance Committees.
Prior to joining Flowers Foods, Mr. Thomas was the Global Chief Customer Officer for Unilever Plc where he led shopper marketing, consumer insights, e-commerce, sales, long-range planning, and category management. During his 10-year tenure at Unilever Plc, he also held the positions of US Chief Customer Officer, Senior Vice President US Grocery Channel, and Senior Vice President of the East Division. Prior to Unilever, Mr. Thomas held various leadership roles at PepsiCo including Frito-Lay, The Coca-Cola Company, The Clorox Company, and Proctor & Gamble.

Brendan M. Foley, President, and CEO of McCormick commented, “Mr. Thomas has an outstanding track record in the broader CPG and Food Industry of delivering business results and building strong teams. His deep understanding of the global retail landscape and his expertise in driving growth with leading brands makes him an excellent fit for McCormick. I look forward to working with Terry and the rest of the board to oversee our strategic direction and advance our leadership and differentiation.”

Mr. Thomas’s appointment is part of the board’s commitment to its continuous refreshment process, ensuring it has a relevant mix of skills and experiences that complement McCormick’s strategy and promote effective governance practices. The board’s refreshment process continues to add experienced leaders with diverse backgrounds and perspectives that will benefit McCormick.

Mr. Thomas received a Bachelor of Arts in Economics from Northwestern University and a Master of Business Administration from the J.L. Kellogg School of Management.

About McCormick
McCormick & Company, Incorporated is a global leader in flavor. With over $6 billion in annual sales across 170 countries and territories, we manufacture, market and distribute spices, seasoning mixes, condiments and other flavorful products to the entire food industry including e-commerce channels, grocery, food manufacturers and foodservice businesses. Our most popular brands with trademark registrations include McCormick,

French’s, Frank’s RedHot, Stubb’s, OLD BAY, Lawry’s, Zatarain’s, Ducros, Vahiné, Cholula, Schwartz, Kamis, DaQiao, Club House, Aeroplane and Gourmet Garden. Every day, no matter where or what you eat or drink, you can enjoy food flavored by McCormick.
Founded in 1889 and headquartered in Hunt Valley, Maryland USA, McCormick is guided by our principles and committed to our Purpose – To Stand Together for the Future of Flavor. McCormick envisions A World United by Flavor where healthy, sustainable and delicious go hand in hand. To learn more, visit www.mccormickcorporation.com or follow McCormick & Company on Instagram and LinkedIn.
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For information contact:

Global Communications:
Lori Robinson (410-527-6004 or lori_robinson@mccormick.com)